Exhibit 99.3

December 12, 2017

Board of Directors

Aviragen Therapeutics, Inc.

2500 Northwinds Parkway, Suite 100

Alpharetta, GA 30009

Re: Registration Statement on Form S-4 of Aviragen Therapeutics, Inc. filed on December 12, 2017

Members of the Board:

Reference is made to our opinion letter, dated October 27, 2017 (the “Opinion”), that, as of that date and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Merger Consideration (as defined in the Opinion) to be paid by Aviragen to the holders of Shares (as defined in the Opinion) in the Merger (as defined in the Opinion) pursuant to the Merger Agreement (as defined in the Opinion) was fair to Aviragen, from a financial point of view.

The foregoing Opinion was provided for the information and assistance of the board of directors of Aviragen in connection with its consideration of the financial terms of the Merger and is is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that Aviragen has requested to include our Opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our Opinion as Annex C to the proxy statement/prospectus included in the Registration Statement and to the references to our opinion under the captions “PROSPECTUS SUMMARY – Opinion of the Financial Advisor to the Aviragen Board of Directors,” “PROSPECTUS SUMMARY – Reasons for the Merger,” “THE MERGER –– Background of the Merger,” “THE MERGER –– Aviragen Reasons for the Merger”, “THE MERGER –– Opinion of the Financial Advisor to the Aviragen Board of Directors,” and “AVIRAGEN BUSINESS –– Overview of Aviragen’s Business and Recent Developments” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED